EXHIBIT A

JOINT FILING AGREEMENT

This will confirm the agreement by and among the undersigned that the Schedule 13G filed with the Securities and Exchange Commission on or about the date hereof with respect to the beneficial ownership by the undersigned of the Class A ordinary shares, par value $0.0001 per share, of Arctos NorthStar Acquisition Corp. (this “Agreement”), is being filed, and all amendments thereto will be filed, on behalf of each of the persons and entities named below that is named as a reporting person in such filing in accordance with Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Dated:    February 11, 2022

Arctos NorthStar Acquisition Holdings, LLC

/s/ John Vedro
Name:John Vedro
Title:Chief Financial Officer

/s/ John Vedro as Attorney-in-Fact for David O’Connor
Name:David O’Connor
Title:John Vedro as Attorney-in-Fact

/s/ John Vedro as Attorney-in-Fact for Ian Charles
Name:Ian Charles
Title:John Vedro as Attorney-in-Fact